Exhibit 99.1

For Immediate Release Monday, August 11, 2008	For more information contact: Frank T. Kane, Executive Vice President and CFO
Chromcraft Revington, Inc.
Reports Second Quarter and First Half Results
West Lafayette, Indiana, August 11, 2008 — Chromcraft Revington, Inc. (AMEX:CRC) today reported sales of $25,605,000 and a net loss of $6,038,000 for the three months ended June 28, 2008 as compared to sales of $32,769,000 and a net loss of $3,301,000 for the prior year period. For the first six months of 2008, sales were $53,068,000 and the net loss was $8,283,000 as compared to sales of $66,616,000 and a net loss of $4,479,000 for the prior year period.
Residential furniture shipments in 2008 were lower in all categories primarily due to a weak retail environment, competitive pressure from imports, the impact of restructuring activities in the sales force and the discontinuation of certain domestic products prior to outsourced replacements being available. Weak consumer demand for residential furniture is primarily due to current economic conditions. Commercial furniture shipments were lower in the second quarter and first half of 2008 as compared to the prior year periods primarily due to a decrease in public waiting area seating product sales. Operating results in 2008 were negatively impacted by restructuring activities, inventory write-downs, employee severance expense and the lower sales volume.
As previously reported, effective July 1, 2008, the Board of Directors of the Company appointed Mr. Ronald H. Butler as the new Chairman and Chief Executive Officer of the Company. Mr. Butler has been a director of the Company since 2004. He resigned his position as President and Chief Executive Officer of Pet Resorts, Inc., a privately held company, in order to accept the position with the Company. Mr. Butler previously served as an officer of other public companies, including Executive Vice President of Merchandising and Marketing of PetSMART, Inc. On June 12, 2008, the Company entered into a mutual separation agreement with Benjamin M. Anderson-Ray, the former Chairman and Chief Executive Officer of the Company, setting forth the terms of Mr. Anderson-Ray’s separation from employment and resignation as a director effective June 30, 2008. The Company recorded a pre-tax charge of $863,000 in the second quarter of 2008 for severance and other costs in connection with this agreement.
Commenting on second quarter results, Mr. Butler said, “I am disappointed in the quarter’s results. While these results are driven by the declines in sales in a challenging economy and retail environment, we still believe the Company should continue to transition to its new business model. We will be focusing on reducing costs to match our present level of revenue, improving our supply chain and product offerings and driving the initiatives necessary to complete our transition. The business model transition may result in future impairments of certain assets, restructuring charges, as well as operating losses.”

Mr. Butler announced several management changes at the Company. Frank T. Kane was promoted to Executive Vice President. Mr. Kane will continue to serve as the Chief Financial Officer of the Company, having served in that capacity since 1992. William Massengill was appointed Vice President of Operations at the Company and will now report directly to Mr. Kane. Mr. Massengill in his new position will be responsible for domestic operating activities and will have other general management responsibilities at the Company. Previously, Mr. Massengill was President of the Company’s CR Home Occasional, Inc subsidiary since 2000. Effective August 15, 2008, E. Michael Hanna will rejoin the Company as Senior Vice President of Sales at CR Home, the residential furniture division of the Company. Mr. Hanna previously held various management positions at the Company from 1989 until 2007, including President of the Company’s CR Chromcraft, Inc. subsidiary from 1999 until 2007. Mr. Butler also announced that Dennis Valkanoff, former Senior Vice President of Sales, has left the Company. Mr. Butler commented, “I am confident that using our Company and industry veterans like Frank Kane, Bill Massengill, and Mike Hanna in new and expanded roles will positively benefit the Company.”
Chromcraft Revington businesses design, manufacture, source and market residential as well as commercial furniture throughout North America. The Company wholesales its residential furniture products under the CR Home banner with “Chromcraft,” “Peters-Revington,” “Silver Furniture,” “Cochrane” and “Sumter” brand names. It sells commercial furniture under the “Chromcraft” brand name.
This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “believe,” “expects,” “may,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated as of the date of this release.
Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the weak retail environment; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transition; supply disruptions with products manufactured in China; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; and other factors that generally affect business. Additional risks relating to the Company’s business are set forth in the Company’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended June 28, 2008.
The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.
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Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Sales	$25,605	$32,769	$53,068	$66,616

Cost of sales	23,558	30,480	46,572	58,837

Gross margin	2,047	2,289	6,496	7,779

Selling, general and administrative expenses	7,969	7,566	14,604	15,032

Operating loss	(5,922)	(5,277)	(8,108)	(7,253)

Interest income (expense), net	(116)	22	(175)	40

Loss before income tax benefit	(6,038)	(5,255)	(8,283)	(7,213)

Income tax benefit	—	1,954	—	2,734

Net loss	$(6,038)	$(3,301)	$(8,283)	$(4,479)

Loss per share of common stock
Basic	$(1.32)	$(.73)	$(1.81)	$(1.00)
Diluted	$(1.32)	$(.73)	$(1.81)	$(1.00)

Shares used in computing loss per share
Basic	4,582	4,493	4,572	4,485
Diluted	4,582	4,493	4,572	4,485

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	June 28,	December 31,
	2008	2007

Assets

Cash and cash equivalents	$1,300	$8,785
Accounts receivable	13,687	12,187
Refundable income taxes	3,664	4,325
Inventories	24,372	24,455
Assets held for sale	688	455
Prepaid expenses and other	838	1,266

Current assets	44,549	51,473

Property, plant and equipment, net	16,473	17,456
Other assets	554	805

Total assets	$61,576	$69,734

Liabilities and Stockholders’ Equity

Accounts payable	$5,600	$5,137
Accrued liabilities	5,369	6,047

Current liabilities	10,969	11,184

Deferred compensation	1,449	1,289
Other long-term liabilities	983	997

Total liabilities	13,401	13,470

Stockholders’ equity	48,175	56,264

Total liabilities and stockholders’ equity	$61,576	$69,734

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Six Months Ended
	June 28,	June 30,
	2008	2007

Operating Activities
Net loss	$(8,283)	$(4,479)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization expense	811	966
Deferred income taxes	—	(384)
Non-cash asset impairment charges	210	1,100
Non-cash ESOP compensation expense	150	286
Non-cash stock compensation expense	44	175
Non-cash inventory write-downs	2,358	2,400
Provision for doubtful accounts	502	209
(Gain) loss on disposal of assets	4	(283)
Changes in operating assets and liabilities
Accounts receivable	(2,002)	1,674
Refundable income taxes	661	(2,276)
Inventories	(2,275)	143
Prepaid expenses and other	428	40
Current liabilities	(215)	(1,647)
Deferred compensation	160	(609)
Other long-term liabilities and assets	237	(391)

Cash used in operating activities	(7,210)	(3,076)

Investing Activities
Capital expenditures	(730)	(351)
Proceeds on disposal of assets	455	2,936

Cash provided by (used in) investing activities	(275)	2,585

Change in cash and cash equivalents	(7,485)	(491)

Cash and cash equivalents at beginning of the period	8,785	8,418

Cash and cash equivalents at end of the period	$1,300	$7,927